SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION

FILED PURSUANT TO SECTION 8(A) OF THE

INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

NAME:

Oceanstone Fund

ADDRESS OF PRINCIPAL BUSINESS OFFICE:

920 Melaleuca Ave., #E

Carlsbad, CA  92011

TELEPHONE NUMBER:

(760) 602-0103

NAME AND ADDRESS OF AGENT FOR SERVICE OF PROCESS:

James J. Wang

P.O. Box 131104

Carlsbad, CA  92013

CHECK APPROPRIATE BOX:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

/X/Yes

/  /No

SIGNATURES

Pursuant to the requirements of Investment Company Act of 1940, the Trustee of the Registrant has caused this notification of registration to be duly signed on behalf of the Registrant in the City of Carlsbad of California on this 14th day of July, 2006.

ATTEST:	Oceanstone Fund

/s/	/s/
By: Thomas L Severance, Trustee	By: James J Wang, President